[Bank Letterhead]

2016 Director Election Update

August 30, 2016

Dear Stockholder:

Earlier this summer, the Federal Home Loan Bank of New York (“FHLBNY”) called for nominations for an open New Jersey Member Director seat on the FHLBNY’s Board of Directors (“Board”) with a term commencing on January 1, 2017. We thank our members who participated in the nomination process, which ultimately resulted in the accepted nomination by one nominee for this one open seat.

Our regulator’s director election regulations provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to announce that Mr. Jay M. Ford, having formally accepted his nomination, is hereby declared elected to the Board of the FHLBNY as a Member Director representing New Jersey members for a four year term beginning on January 1, 2017.

Mr. Ford, who is President & CEO of Crest Savings Bank in Wildwood, New Jersey, currently serves as a Member Director on the FHLBNY’s Board. He is Chair of the Board’s Audit Committee, Vice Chair of the Board’s Strategic Planning Committee, and also serves on the Board’s Executive Committee. His current term on the Board expires on December 31, 2016. (Mr. Ford’s 2017 Committee assignments have not yet been determined by the Board.)

In early October, we will distribute ballots to our eligible New York members for the election that will be held to fill two open New York Member Director seats. In addition, ballots will be sent to all eligible members throughout the District for the election that will be held to fill two open Districtwide Independent Director seats. All of these seats will have four year terms, each commencing on January 1, 2017.

Finally, please note that the Member Director seat representing Puerto Rico and the U.S. Virgin Islands is not up for election this year.

We thank in advance each member that will be voting in this year’s FHLBNY Director elections. If you have any questions about the election process, please contact General Counsel Paul Friend at 212-441-6822.

Sincerely,

/s/
Jose R. Gonzalez
President and Chief Executive Officer